                                                                     Exhibit 4.7


                    AMENDED AND RESTATED INVESTORS' AGREEMENT

                            Dated as of May 13, 2005

                                      AMONG

                                TEKNI-PLEX, INC.,
                            TEKNI-PLEX PARTNERS LLC,
                              MST/TP PARTNERS LLC,
                              DR. F. PATRICK SMITH,
                               MICHAEL F. CRONIN,
         THE PREFERRED STOCKHOLDERS NAMED ON THE SIGNATURE PAGES
                                     HERETO

                                       AND

                            TEKNI-PLEX MANAGEMENT LLC

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
ARTICLE 1  DEFINITIONS...........................................................................................    1

   SECTION 1.01.          Definitions............................................................................    1

ARTICLE 2  CORPORATE GOVERNANCE..................................................................................    7

   SECTION 2.01.          Composition of the Board...............................................................    7
   SECTION 2.02.          Removal................................................................................    8
   SECTION 2.03.          Vacancies..............................................................................    8
   SECTION 2.04.          Meetings...............................................................................    8
   SECTION 2.05.          Fees...................................................................................    8
   SECTION 2.06.          Actions by the Board...................................................................    8
   SECTION 2.07.          Committees.............................................................................    8
   SECTION 2.08.          Preferred Stockholder Representative...................................................   10
   SECTION 2.09.          Conflicting Charter or Bylaw Provisions................................................   10
   SECTION 2.10.          Subsidiary Conformance.................................................................   10

ARTICLE 3  CERTAIN COVENANTS.....................................................................................   10

   SECTION 3.01.          Smith Employment Agreement.............................................................   10
   SECTION 3.02.          Key Man Insurance......................................................................   10
   SECTION 3.03.          Reports................................................................................   10

ARTICLE 4  RESTRICTIONS ON TRANSFER..............................................................................   11

   SECTION 4.01.          General................................................................................   11
   SECTION 4.02.          Legends................................................................................   11

ARTICLE 5  REGISTRATION RIGHTS...................................................................................   12

   SECTION 5.01.          Definitions............................................................................   12
   SECTION 5.02.          Demand Registration....................................................................   13
   SECTION 5.03.          Incidental Registration................................................................   15
   SECTION 5.04.          Holdback Agreements....................................................................   16
   SECTION 5.05.          Registration Procedures................................................................   17
   SECTION 5.06.          Indemnification by the Corporation.....................................................   19
   SECTION 5.07.          Indemnification by Participating Stockholders..........................................   20
   SECTION 5.08.          Conduct of Indemnification Proceedings.................................................   20
   SECTION 5.09.          Contribution...........................................................................   21
   SECTION 5.10.          Participation in Public Offering.......................................................   22
   SECTION 5.11.          Other Indemnification..................................................................   22
   SECTION 5.12.          Rule 144 and Form S-3..................................................................   23

ARTICLE 6  PURCHASE RIGHT........................................................................................   23

   SECTION 6.01.          Purchase Right.........................................................................   23

ARTICLE 7  TRIGGER EVENT; DRAG-ALONG RIGHT.......................................................................   24

   SECTION 7.01.          Remedies; Voting Agreement for Corporation Sale........................................   24
   SECTION 7.02.          Drag-Along Right.......................................................................   25

ARTICLE 8  MISCELLANEOUS.........................................................................................   28

   SECTION 8.01.          Remedies...............................................................................   28
   SECTION 8.02.          Binding Effect; Benefit................................................................   28
   SECTION 8.03.          Assignability..........................................................................   28
   SECTION 8.04.          Waivers................................................................................   28
   SECTION 8.05.          Entire Agreement.......................................................................   28
   SECTION 8.06.          Headings...............................................................................   28
   SECTION 8.07.          Severability...........................................................................   28
   SECTION 8.08.          Amendments.............................................................................   29
   SECTION 8.09.          Governing Law; Submission to Jurisdiction..............................................   29
   SECTION 8.10.          Waiver of Jury Trial...................................................................   29
   SECTION 8.11.          Counterparts; Third Party Beneficiaries................................................   29
   SECTION 8.12.          Notices................................................................................   29
   SECTION 8.13.          Interpretation.........................................................................   30
   SECTION 8.14.          Termination............................................................................   30

                    AMENDED AND RESTATED INVESTORS' AGREEMENT

      THIS AMENDED AND RESTATED INVESTORS' AGREEMENT (this "AGREEMENT") is dated as of May 13, 2005 among Tekni-Plex, Inc., a corporation organized under the laws of Delaware (the "CORPORATION"), Tekni-Plex Partners LLC, a limited liability company organized under the laws of Delaware ("TP LLC"), MST/TP Partners LLC, a limited liability company organized under the laws of Delaware ("MST"), (each of TP LLC and MST, a "LLC ENTITY", and collectively, the "LLC ENTITIES"), Dr. F. Patrick Smith, an individual residing at 8601 Riviera Court, Flower Mound, TX 75022 ("SMITH"), Michael F. Cronin, an individual residing at 46 Westland Road, Weston, MA 02493 ("CRONIN"), Tekni-Plex Management LLC, a limited liability company organized under the laws of Delaware ("TEKNI-PLEX MANAGEMENT LLC"), (each of the Corporation, the LLC Entities, Smith, Cronin and Tekni-Plex Management LLC, an "INITIAL PARTY", and collectively, the "INITIAL PARTIES"), and the Preferred Stockholders of the Corporation listed on the signature pages hereto (collectively, the "PREFERRED STOCKHOLDERS").

                               W I T N E S S E T H

      WHEREAS, after the consummation of a recapitalization and refinancing pursuant to the Recapitalization Agreement dated April 12, 2000 (the "RECAPITALIZATION AGREEMENT"), the LLC Entities owned 100% of the equity securities of the Corporation;

      WHEREAS, the Initial Parties entered into an Investors' Agreement dated June 21, 2000 (the "INVESTORS' AGREEMENT") to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Recapitalization Agreement;

      WHEREAS, the Corporation has issued to the Preferred Stockholders Series A Preferred Stock pursuant to the Preferred Stock Purchase Agreement dated May 13, 2005 ("PURCHASE AGREEMENT"); and

      WHEREAS, the parties hereto desire to amend the terms of and restate the existing Investors' Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Preferred Stock Purchase Agreement and to join the Preferred Stockholders as parties hereto;

      NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

      SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

      "ADVERSE CLAIM" shall have the meaning set forth in Section 8-302 of the applicable Uniform Commercial Code.

      "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no stockholder of the Corporation shall be deemed an Affiliate of any other stockholder of the Corporation solely by reason of any investment in the Corporation. For the purpose of this definition, the term "CONTROL" (including with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), when used with respect to any Person, means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise or (ii) the direct or indirect beneficial ownership of at least 20% of the profits or assets of such Person.

      "AUCTION" means a process pursuant to which the Corporation shall engage and cooperate fully with an investment banking firm of national reputation selected by the Required Preferred Stockholders to represent the Corporation and its stockholders in the sale of the Corporation. The investment banking firm shall be instructed to (i) prepare appropriate marketing materials that communicate the key investment merits, (ii) develop and implement an appropriate marketing strategy for the sale of the Corporation, (iii) identify a broad range of logical prospective purchasers; (iv) solicit bona fide, written proposals or offers from prospective purchasers with respect to a transaction that results in the sale of the Corporation for cash and on such other terms that the Board of Directors determines in good faith, and in the exercise of reasonable judgment, to be reasonably capable of being consummated (each a "BONA FIDE OFFER"). Promptly upon the investment banking firm's receipt of Bona Fide Offers, the investment banking firm shall provide the Preferred Stockholders with a written summary containing all of the material terms of each Bona Fide Offer, including such investment bank's estimate of the present value of the aggregate cash consideration that the stockholders of the Corporation could reasonably expect to receive in each Bona Fide Offer, disregarding any taxes payable by the stockholders as a result of such transaction.

      "BOARD" means the board of directors of the Corporation.

      "BONA FIDE OFFER" shall have the meaning set forth in the definition of "Auction."

      "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

      "BYLAWS" means the bylaws of the Corporation, as amended from time to time.

      "CHARTER" means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

      "COMMON STOCK" means the common stock, par value $0.01 per share, of the Corporation.

      "CORPORATION SALE" shall have the meaning ascribed to it in the Charter.

      "CREDIT AGREEMENT" shall have the meaning ascribed to it in the Charter.

      "DEBENTURES" shall have the meaning ascribed to it in the Charter.

      "DEBT AGREEMENTS" shall have the meaning ascribed to it in the Charter.

      "DISABILITY" means disability or incapacity which renders an employee unable to perform his or her duties for a period in excess of 120 consecutive days or a total of more than 180 days in any 12-month period.

      "ERISA" means the Employee Retirement Income Security Act.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "FAIR MARKET VALUE" means, as of any date, as to any share of Common Stock or Preferred Stock, the Board's good faith determination of the fair value of such share as of the applicable reference date.

      "FULLY DILUTED" means, with respect to Common Stock and without duplication, all outstanding Common Stock and all Common Stock issuable in respect of securities convertible into or exchangeable for Common Stock, options, warrants and other rights to purchase or subscribe for Common Stock or securities convertible into or exchangeable for Common Stock.

      "IPO" shall have the meaning ascribed to it in the Charter.

      "LIQUIDATION EVENT" shall have the meaning ascribed to it in the Charter.

      "LIQUIDATION VALUE" shall have the meaning ascribed to it in the Charter.

      "MAJORITY VOTING ELECTION" means the election of the Required Preferred Stockholders after a Trigger Event to give the Series A Director six votes on all matters considered by the Board in accordance with the Charter.

      "MEMBER" shall have the meaning ascribed to it in the TP LLC Agreement and the MST LLC Agreement.

      "MST LLC AGREEMENT" means the Limited Liability Company Agreement of MST/TP Partners LLC dated as of June 21, 2000.

      "OPTIONS" means any options to subscribe for, purchase or otherwise directly acquire Common Stock.

      "PERMITTED TRANSFER" means:

            (i) a Transfer of Stock by any Stockholder who is a natural person during his or her lifetime as a gift or gifts to (a) such Stockholder's spouse, children (including legally adopted children and stepchildren), spouses of children, grandchildren, spouses of grandchildren, parents or siblings; (b) a trust for the benefit of the Stockholder and/or any of the Persons described in clause (a); or (c) a corporation, limited partnership or limited liability company whose sole direct and indirect equity holders are the Stockholder and/or any of the Persons described in clause (a) or clause (b); provided that in any of clauses (a), (b) or (c), the Stockholder transferring such Stock retains exclusive power to exercise all rights under this Agreement;

            (ii) subject to the consent of the Required Preferred Stockholders, a Transfer of Stock by any Stockholder to the Corporation (including, without limitation, any pledge of Stock or Options to the Corporation);

            (iii) a Transfer of Stock by a Stockholder upon death or incapacity to such Stockholder's estate, executors, administrators and personal representatives, and then to such Stockholder's legal representatives, heirs or legatees (whether or not such recipients are a spouse, children, spouses of children, grandchildren, spouses of grandchildren, parents or siblings of such Stockholder);

            (iv) a Transfer of Stock (a) by a Stockholder to any Affiliate of such Stockholder or any of the employees, partners, members or Affiliates of such Stockholder or any such Affiliate or (b) between any Preferred Stockholders; or

            (v) within ninety (90) days of the date of the Purchase Agreement, a Transfer of Stock by any Stockholder controlled by Weston Presidio to any Persons that are direct or indirect investors of the Company;

provided, however, that Options may only be transferred in accordance with the terms of any Tekni-Plex, Inc. Stock Incentive Plan approved by the Board, including the Series A Director; and provided further, that no Permitted Transfer shall be effective unless and until the transferee of the Stock executes and delivers to the Corporation and each Stockholder a counterpart of this Agreement and agrees to be bound hereunder in the same manner and to the same extent as the Stockholder from whom the Stock or Options were transferred. No Permitted Transfer shall conflict with or result in any violation of a valid and applicable judgment, order, decree, statute, law, ordinance, rule or regulation.

      "PERMITTED TRANSFEREES" means any Person who shall have acquired and who shall hold Stock or Options pursuant to a Permitted Transfer.

      "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "PREFERRED DIVIDENDS" shall have the meaning ascribed to it in the Charter.

      "PREFERRED STOCK" means the redeemable Series A Preferred Stock, par value $0.01 per share, of the Corporation.

      "PREFERRED STOCKHOLDER REPRESENTATIVE" shall mean the holder of Series A Preferred Stock elected by the Required Preferred Stockholders to represent the Preferred Stockholders under Section 4.8 of the Charter.

      "PROSPECTIVE BUYER" means any Person proposing to purchase shares from a Prospective Selling Investor.

      "REQUIRED PREFERRED STOCKHOLDERS" means Preferred Stockholders owning at least a majority of the outstanding Preferred Stock.

      "SEC" means the Securities and Exchange Commission.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "SERIES A DIRECTOR" shall have the meaning ascribed to it in the Charter.

      "SIGNIFICANT SUBSIDIARY" shall have the meaning given to such term in Rule 1-02(w) of Regulation S-X under the Securities Act.

      "STOCK" means the Common Stock or the Preferred Stock.

      "STOCKHOLDER" means each Person (other than the Corporation) who is a party to or bound by this Agreement, whether in connection with the execution and delivery hereof as of the date hereof, pursuant to Article 4 or otherwise, so long as such Person shall (i) own any Common Stock, (ii) own any Preferred Stock, or (iii) have any options, warrants or other rights to purchase or subscribe for Stock. Any Person acquiring Stock who is required by the terms of this Agreement or any employment agreement or stock purchase, option, stock option or other compensation plan of the Corporation to become a party hereto shall (unless already bound hereby) execute and deliver to the Corporation an agreement to be bound by this Agreement and shall thenceforth be a Stockholder. Any Stockholder who ceases to own beneficially any Stock, so long as such Stockholder does not beneficially own any Common Stock, shall cease to be bound by the terms hereof; provided, however, that holders of Common Stock shall be bound by the provisions of Sections 5.06, 5.07, 5.08, 5.09, and 5.11 applicable to such Stockholder with respect to any offering of Registrable Securities completed before the date such Stockholder ceased to own any Common Stock).

      "SUBSIDIARY" means any corporation, partnership, company, firm, association or trust of which the Corporation (i) owns directly or indirectly more than fifty percent (50%) of the equity or beneficial interest, on a consolidated basis, or (ii) owns directly or controls with power to vote, directly or indirectly through one or more Subsidiaries, shares of the equity or beneficial interest having the power to elect more than fifty percent (50%) of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation.

      "TP LLC AGREEMENT" means the Amended and Restated Limited Liability Company Agreement of Tekni-Plex Partners LLC dated as of June 21, 2000.

      "TRIGGER EVENT" shall have the meaning ascribed to it in the Charter.

      "UNITS" shall have the meaning ascribed to it in the TP LLC Agreement and the MST LLC Agreement.

      "WESTON PRESIDIO" shall mean Weston Presidio Service Company, LLC and funds advised by Weston Presidio Service Company, LLC or its Affiliates.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                    SECTION
----------------------------                            --------------------
Agreement                                               Preamble
Applicable Holdback Period                              Section 5.04
Audit Committee                                         Section 2.07(b)
Compensation Committee                                  Section 2.07(a)
Corporation                                             Preamble
Cronin                                                  Preamble
Demand Registration                                     Section 5.02(a)
Demand Commencement Date                                Section 5.01
Disadvantageous Condition                               Section 5.02(a)
Drag Along Sale Percentage                              Section 7.02
Drag Along Sellers                                      Section 7.02(a)
Drag Along Notice                                       Section 7.02(a)
Election Period                                         Section 6.01(b)
Holders                                                 Section 5.02(a)(iii)
Incidental Registration                                 Section 5.03(a)
Indemnified Party                                       Section 5.08
Indemnifying Party                                      Section 5.08
Information                                             Section 3.03
Initial Parties                                         Preamble
Inspectors                                              Section 5.05(g)
Investors' Agreement                                    Recitals
Key Man Insurance                                       Section 3.02
LLC Entities                                            Preamble
Maximum Offering Size                                   Section 5.02(e)
MST                                                     Preamble
NASD                                                    Section 5.01
Nomination Committee                                    Section 2.01(a)
Nominee                                                 Section 2.03(a)
Nominee Purchase Right                                  Section 6.01(a)
Offered Securities                                      Section 6.01(a)
Participating Seller                                    Section 7.02(a)
Prospective Selling Investor                            Section 7.02

Preferred Stockholders                                  Preamble
Purchase Agreement                                      Recitals
Purchase Right                                          Section 6.01(a)
Purchase Right Notice                                   Section 6.01(a)
Public Offering                                         Section 5.01
Recapitalization Agreement                              Recitals
Records                                                 Section 5.05(g)
Registrable Securities                                  Section 5.01
Registration Expenses                                   Section 5.01
Representatives                                         Section 3.03
Sale                                                    Section 7.02(a)
Second Purchase Right                                   Section 6.01(c)
Selling Stockholder                                     Section 5.02(a)
Smith                                                   Preamble
Tekni-Plex Management LLC                               Preamble
TP LLC                                                  Preamble
Transfer                                                Section 4.01(a)
Underwritten Public Offering                            Section 5.02
WP Designee                                             Section 2.01(a)

                                   ARTICLE 2
                              CORPORATE GOVERNANCE

      SECTION 2.01. Composition of the Board. (a) The Board shall consist of six directors. One director shall be designated by Weston Presidio (the "WP DESIGNEE," which director shall constitute the Series A Director as defined in the Charter so long as the Preferred Stock is outstanding), two directors shall be designated by a committee consisting of Smith and the WP Designee (the "NOMINATION COMMITTEE") and three directors shall be members of management of the Corporation and shall be designated by Smith. On the date hereof, the Board shall consist of (i) Cronin (as WP Designee), (ii) Andrew McWethy and John S. Geer (designees of the Nomination Committee) and (iii) Smith, James E. Condon and Edward Goldberg (designees of Smith). Notwithstanding the foregoing, Weston Presidio (or the WP Designee, as the case may be) or Smith shall lose their right to designate directors under this Section 2.01(a) or be on the Nomination Committee at such time as Weston Presidio or Smith, as applicable, (A) beneficially owns, directly or indirectly (including through ownership of equity interests in TP LLC), less than 20% of the outstanding Common Stock or (B) in the case of Smith, is not actively involved in the management of the Corporation.

      (b) From and after the occurrence of a Trigger Event and so long as Preferred Stock is outstanding, the Required Preferred Stockholders shall have the right to increase the votes of the Series A Director in accordance with the Charter.

      (c) Each Stockholder entitled to vote for the election of directors to the Board agrees that it will vote its Stock or execute written consents, as the case may be, and take all other necessary action (including causing the Corporation to call a special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

      SECTION 2.02. Removal. Each Stockholder agrees that if, at any time, it is then entitled to vote for the removal of directors of the Corporation, it will not vote any of its Stock in favor of the removal of any director who shall have been designated or nominated pursuant to Section 2.01 unless (i) such removal shall be for cause or (ii) the Persons entitled to designate or nominate such director shall have consented to such removal in writing.

      SECTION 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy of the Board:

      (a) the Person or Persons entitled under Section 2.01 to designate or nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual (the "NOMINEE") to fill such capacity and serve as a director of the Corporation;

      (b) each Stockholder then entitled to vote for the election of the Nominee as a director of the Corporation agrees that it will vote its Stock, or execute a written consent, as the case may be, in order to ensure that the Nominee is elected to the Board; and

      (c) in the event a Nominee has not yet been elected to the Board as provided in clause (b) above at the time of the next meeting of the Board, the remaining directors may elect such Nominee to fill such vacancy, subject to removal under Section 2.02.

      SECTION 2.04. Meetings. The Board shall hold a regularly scheduled meeting at least once every fiscal quarter.

      SECTION 2.05. Fees. Each non-employee director shall be compensated for his services as a director by receiving an annual fee of $50,000 plus reasonable out-of-pocket expenses from the Corporation in equal quarterly installments; provided however, that in the event a non-employee director resigns from, is removed from or otherwise ceases to serve on, the Board on any date that is not the anniversary of his election or appointment to the Board, his annual fee shall be prorated based on the number of days served since the last anniversary date.

      SECTION 2.06. Actions by the Board. A quorum of the Board shall consist of four directors; provided that so long as Preferred Stock is outstanding at least one of such directors is the WP Designee. All actions of the Board shall require the affirmative vote of at least a majority of the votes entitled to be cast at a duly convened meeting of the Board at which a quorum is present or the unanimous written consent of the Board.

      SECTION 2.07. Committees. (a) The Board shall create and maintain a compensation committee (the "COMPENSATION COMMITTEE") consisting of three members, subject to Section 2.07(d), who shall be: (i) one non-employee director designated by Weston Presidio, (ii) one non-employee director designated by the

Nomination Committee, and (ii) one non-employee director designated by Smith. If at any time, Weston Presidio, the Nomination Committee or Smith does not have the right to designate a sufficient number of directors to fill the Compensation Committee, the Board may elect any director to the Compensation Committee, subject to Section 2.07(d). No member of the Compensation Committee may vote on issues pertaining to such member's compensation, including grants of options. The Compensation Committee's duties shall include (i) the annual review and approval of the compensation of the Chief Executive Officer of the Corporation and of the President of the Corporation and (ii) the administration of the Tekni-Plex, Inc. Stock Incentive Plan. The Compensation Committee shall exercise such further powers as shall be delegated to it from time to time by the Board. The Compensation Committee shall hold a regularly scheduled meeting at least once annually.

      (b) The Board shall create and maintain an audit committee (the "AUDIT COMMITTEE") consisting of two members, subject to Section 2.07(d), who shall be:
(i) one non-employee director designated by Weston Presidio and (ii) one non-employee director designated by Smith. One of the two members shall be a "financial expert" as such term is defined by the SEC. If at any time, Weston Presidio or Smith does not have the right to designate a sufficient number of directors to fill the Audit Committee, the Board may elect any director to the Audit Committee, subject to Section 2.07(d). The Audit Committee shall provide assistance to the Board in fulfilling its responsibilities relating to oversight of the Corporation's financial reporting and internal controls. The Audit Committee's specific duties shall include: (i) reviewing the Corporation's annual and quarterly reports and periodic filings with the SEC, when applicable,
(ii) determining the accounting principles and practices to be followed in the preparation of the Corporation's financial statements, (iii) determining the scope of and procedures to be used in the Corporation's annual audit, (iv) the appointment, compensation and oversight of work by any registered public accounting firm employed by the Corporation for the purpose of preparing or issuing an audit report or related work, and (v) setting procedures for the receipt, retention and confidential treatment of complaints received by the Corporation regarding accounting procedures or the audit report. The Audit Committee shall exercise such additional powers as shall be delegated to it from time to time by the Board. The Audit Committee shall hold a regularly scheduled meeting at least once annually.

      (c) The Board may create such other committees as it may determine advisable with the consent of the WP Designee.

      (d) Notwithstanding anything to the contrary in this Section 2.07, unless the Board unanimously determines otherwise, after the occurrence of a Trigger Event and a Majority Voting Election, the Compensation Committee, the Audit Committee and all other authorized committees of the Board shall no longer be designated as in Section 2.07(a) and Section 2.07(b), but shall be composed so that the representation thereon shall be in the same proportion, as nearly as may be possible (subject to any foreign law requirements, where applicable), as the representation and voting power of such directors on the Board; provided, however, that only non-employee directors shall serve on the Audit Committee or Compensation Committee.

      SECTION 2.08. Preferred Stockholder Representative. Each Preferred Stockholder shall vote all its shares of Preferred Stock to elect a representative designated by Weston Presidio to be the Preferred Stockholder Representative so long as Weston Presidio owns at least 30% of the outstanding Preferred Stock regardless of the ownership by other Preferred Stockholders. At all other times the Preferred Stockholder Representative shall be elected by the Required Preferred Stockholders.

      SECTION 2.09. Conflicting Charter or Bylaw Provisions. Each Stockholder shall vote its Stock or execute written consents, as the case may be, and take all other actions necessary, to ensure that the Corporation's Charter and Bylaws facilitate and do not at any time conflict with any provision of this Agreement.

      SECTION 2.10. Subsidiary Conformance. Notwithstanding anything to the contrary in this Article 2, so long as Preferred Stock is outstanding the WP Designee shall have the right, upon written request, to be elected as a member of the board of directors of each Subsidiary of the Corporation.

                                   ARTICLE 3
                               CERTAIN COVENANTS

      SECTION 3.01. Smith Employment Agreement. On the date hereof, the Corporation has entered into an amended and restated employment agreement with Smith. The Corporation shall not thereafter amend, modify or extend such agreement or replace such agreement with a new employment agreement with Smith unless a majority of the Board, including the WP Designee, determines that such amendment, modification or extension is desirable for the Corporation. The Compensation Committee will review Smith's employment agreement annually, in accordance with then existing law, to determine whether bonuses may be warranted.

      SECTION 3.02. Key Man Insurance. The Corporation will maintain the existing "key man insurance" policy (the "KEY MAN INSURANCE") on the life of Smith and the beneficiary of proceeds of at least $5 million of such Key Man Insurance shall be the Corporation.

      SECTION 3.03. Reports. If the Corporation is no longer publicly filing quarterly and annual reports in accordance with securities laws, the Corporation shall provide to the Stockholders (i) a copy of the Corporation's quarterly unaudited income statement, balance sheet and statement of cash flows as soon as practicable but in any event within 45 days after the end of each quarterly period of a Fiscal year and (ii) as soon as practicable but in any event within 90 days after the end of each Fiscal year, a copy of the Corporation's audited income statement, balance sheet, statement of stockholder's equity and statement of cash flows prepared in accordance with generally accepted accounting principles and audited by independent public accounting firm of national reputation.

      In addition, if the Corporation is no longer publicly filing quarterly and annual reports in accordance with securities laws, promptly after transmission or occurrence (but in any event within 10 days), the Preferred Stockholders shall receive any written communications by the Corporation with Stockholders or its lenders, and any reports filed by the Corporation or its officers, directors and representatives with any securities exchange or the SEC and notice of any event which might have a significant effect on the Corporation's business or financial condition or on the Preferred Stockholders' investment; provided that each holder of Series A Preferred Stock will, at a reasonable time prior to the required delivery of such information, provide to the Corporation the mailing address where such information should be sent.

      Each Preferred Stockholder agrees to keep the foregoing information that such Preferred Stockholder receives pursuant to Section 3.03 (the "INFORMATION") confidential (except as required by applicable law or legal process), except that the Information or portions thereof may be disclosed to the directors, officers, partners, limited partners, lenders, lender's affiliates, employees, advisors, financing sources, affiliates, permitted assignees and agents (collectively "REPRESENTATIVES") (it being understood that those Representatives will be informed of the confidential nature of the Information and will agree to be bound by the terms of this Section 3.03). The term "Information" does not include any information which at the time of disclosure or thereafter is (i) generally available to or known by the public (other than as a result of its disclosure by a Preferred Stockholder or its Representatives), (ii) available to a Preferred Stockholder on a non-confidential basis from a source other than the Corporation or its advisors, or (iii) independently acquired or developed by a Preferred Stockholder without violating any of its obligations under this
Section 3.03.

                                   ARTICLE 4
                            RESTRICTIONS ON TRANSFER

      SECTION 4.01. General. (a) Unless and until the redemption or liquidation of all of the Preferred Stock pursuant to the terms of the Charter or unless with the prior written consent of the Required Preferred Stockholders, each Stockholder agrees that it will not, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Stock (or solicit any offers to buy or otherwise acquire, or take a pledge of any Stock) (as to any referenced security, a "TRANSFER") owned or controlled by such Stockholder to any Person other than (i) a Permitted Transferee or (ii) pursuant to Section 7.02.

      (b) Any attempt to make a Transfer in violation of this Agreement shall be null and void and the Corporation shall not, and shall cause any transfer agent not to, give any effect in the Corporation's stock records to such attempted Transfer.

      (c) Section 4.01 shall not apply to any transfers effected in accordance with Article 5 and Article 7.

      SECTION 4.02. Legends. (a) In addition to any other legend that may be required, each certificate for Stock that is issued to any Stockholder after the date hereof shall bear a legend in substantially the following form:

      THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED INVESTORS' AGREEMENT DATED AS OF MAY 13, 2005, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE CORPORATION OR ANY SUCCESSOR THERETO.

      (b) If any Common Stock shall cease to be Registrable Securities under clause (i) or clause (ii) of the definition thereof, the Corporation shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Common Stock without the first sentence of the legend required by this Section endorsed thereon. If any Stock shall cease to be subject to any and all restrictions on transfer set forth in this Agreement, the Corporation shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Stock without the second sentence of the legend required by this Section endorsed thereon.

                                   ARTICLE 5
                              REGISTRATION RIGHTS

      SECTION 5.01. Definitions. The following terms, as used in this Article, have the following meanings:

      "DEMAND COMMENCEMENT DATE" mean the date which is nine (9) months after the consummation of the IPO.

      "PUBLIC OFFERING" means any primary or secondary public offering of Registrable Securities of the Corporation pursuant to an effective registration statement under the Securities Act (other than in connection with an issuance of securities (A) issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Corporation approved by the Board or (B) in connection with a direct or indirect acquisition by the Corporation of another company).

      "REGISTRATION EXPENSES" means (i) all registration and filing fees, (ii) fees and expenses in compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Common Stock registered), (iii) printing expenses, (iv) internal expenses of the Corporation (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) reasonable fees and disbursements of counsel for the Corporation and customary fees and expenses for independent certified public accountants retained by the Corporation (including expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letter requested pursuant to Section 5.05(h) hereof), (vi) the reasonable fees and expenses of any special experts retained by the Corporation in connection with the applicable registration, (vii) reasonable fees and expenses of up to one counsel for the Stockholders participating in the offering selected (A) by the Stockholders, in the case of any Demand Registration, or (B) in any other case, by the Corporation or by the other stockholders holding the majority of Common Stock to be sold for the account of all other stockholders in the offering, (viii) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. (the "NASD"), including fees and expenses of any "qualified independent underwriter", and (ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities; but shall not include any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the Stockholders (or the agents who manage their accounts) or any fees and expenses of underwriter's counsel.

      "REGISTRABLE SECURITIES" means at any time, with respect to any Stockholder, any Common Stock until (i) a registration statement covering such Common Stock has been declared effective by the SEC and such Common Stock has been disposed of pursuant to such effective registration statement, (ii) such Common Stock is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or (iii) such Common Stock is otherwise transferred, the Corporation has delivered a new certificate or other evidence of ownership for such Common Stock not bearing the legend required pursuant to this Agreement and such Common Stock may be resold without subsequent registration under the Securities Act. No Common Stock owned by any stockholder of the Corporation shall be Registrable Securities if such stockholder has not executed a counterpart to this Agreement agreeing to be bound by the terms of this Agreement.

      "UNDERWRITTEN PUBLIC OFFERING" means a firmly underwritten Public
Offering.

      SECTION 5.02. Demand Registration. (a) If at any time after the Demand Commencement Date, the Corporation receives a written request by the Stockholders holding at least 51% of the aggregate Registrable Securities held by all Stockholders (any such requesting Persons, "SELLING STOCKHOLDERS") that the Corporation effect the registration under the Securities Act of at least 51% of the aggregate Registrable Securities held by all Stockholders, and specifying the intended method of disposition thereof, then the Corporation shall promptly give written notice of such requested registration (a "DEMAND REGISTRATION") at least 10 days prior to the anticipated filing date of the registration statement relating to such Demand Registration to all other Stockholders and thereupon will use its reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

            (i) the Registrable Securities then held by all Stockholders;

            (ii) the Common Stock proposed to be issued by the Corporation; and

            (iii) all other Common Stock which any other stockholder, who is entitled to request to be included in any registration by the Corporation of Common Stock (all such stockholders, together with the Selling Stockholders, the "HOLDERS"), has requested the Corporation to register in accordance with the agreement pursuant to which such stockholder has such rights, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that, subject to Section 5.02(d), the Corporation shall not be obligated to effect (i) more than two Demand Registrations under this Article 5, (ii) a Demand Registration within 12 calendar months after a previous Demand Registration or (iii) with respect to any registration statement filed, or to be filed, pursuant to this Section, if the Corporation shall furnish to the Stockholders of Registrable Securities that have made such request a written notice stating that maintaining the effectiveness or commencing a filing of a registration statement would (because of the existence of, or in anticipation of, any acquisition or other material event or transaction the public disclosure of which at the time would be materially prejudicial to the Corporation) be significantly disadvantageous (a "DISADVANTAGEOUS CONDITION") to the Corporation, the Corporation shall be entitled to cause such registration statement to be withdrawn and the effectiveness of such registration statement terminated, or, in the event no registration statement has yet been filed, shall be entitled not to file any such registration statement, until such Disadvantageous Condition no longer exists (written notice of which the Corporation shall promptly deliver to such Stockholders). Upon receipt of any such certification of a Disadvantageous Condition, such Stockholders shall forthwith discontinue use of the prospectus contained in such registration statement and, if so directed by the Corporation, each such Stockholder will deliver to the Corporation all copies, other than permanent file copies then in such Stockholder's possession, of the prospectus then covering such Registrable Securities current at the time of receipt of such notice. If so requested by the requesting Stockholders, the Corporation shall, if any registration statement shall have been withdrawn, at such time as it is possible or, if earlier, at the end of a 120-day period following such withdrawal, file a new registration statement covering the Registrable Securities that were covered by such withdrawn registration and maintain the effectiveness thereof for such time as is required under this Agreement.

      (b) The Corporation will notify as soon as practicable all the Holders to be included in the Demand Registration of the other Holders and the number of Registrable Securities requested to be included therein. The Selling Stockholders requesting a registration under this Section may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability to any of the other Holders, by providing a written notice to the Corporation revoking such request, in which case such request, so revoked, shall be considered a Demand Registration unless the participating Stockholders reimburse the Corporation for all costs incurred by the Corporation in connection with such registration.

      (c) The Corporation will pay all Registration Expenses in connection with any Demand Registration.

      (d) A registration requested pursuant to this Section shall not be deemed to have been effected unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 120 days (or such shorter period in which all Registrable Securities of the Selling Stockholders included in such registration have actually been sold thereunder).

      (e) If a Demand Registration involves a Public Offering and the managing underwriter shall advise the Corporation and the Selling Stockholders that, in its view, (i) the number of Registrable Securities requested to be included in such registration (including any securities which the Corporation proposes to be included which are not Registrable Securities) or (ii) the inclusion of some or all of the Registrable Securities owned by the Holders, in any such case, exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold (the "MAXIMUM OFFERING SIZE"), the Corporation will include in such registration, in the priority listed below, up to the Maximum Offering Size:

            (A) First, the Common Stock held by the Stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata to such Stockholders on the basis of the number of Common Stock, on a Fully Diluted basis, held by each such Stockholder);

            (B) Second, the Common Stock to be issued by the Corporation in an amount that does not cause the offering to exceed the Maximum Offering Size; and

            (C) Third, the Common Stock held by the other stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, as agreed between the Corporation and such other stockholders).

      SECTION 5.03. Incidental Registration. (a) If the Corporation proposes to register any Common Stock under the Securities Act (other than a registration of Common Stock (i) issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Corporation approved by the Board or (ii) in connection with a direct or indirect acquisition by the Corporation of another company), whether or not for sale for its own account, it will each such time, subject to the provisions of Section 5.03(b), give prompt written notice -at least 10 days prior to the anticipated filing date of the registration statement relating to such registration to each Stockholder, which notice shall set forth such Stockholder's rights under this Section 5.03 and shall offer such Stockholders the opportunity to include in such registration statement such number of Registrable Securities of the same type as are proposed to be registered as each such Stockholder may request (an "INCIDENTAL REGISTRATION"). Upon the written request of any such Stockholder made within 5 days after the receipt of notice from the Corporation (which request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder), the Corporation will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Corporation has been so requested to register by such Stockholders, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided that (i) if such registration involves an Underwritten Public Offering, all such Stockholders requesting to be included in the Corporation's registration must sell their Registrable Securities to the underwriters selected as provided in Section 5.05(f) on the same terms and conditions as apply to the Corporation and (ii) if, at any time after giving written notice of its intention to register any stock pursuant to this Section 5.03(a) and prior to the effective date of the registration statement filed in connection with such registration, the Corporation shall determine for any reason not to register such securities, the Corporation shall give written notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (without prejudice, however, to the rights of any Stockholder under Section 5.02). No registration effected under this Section 5.03 shall relieve the Corporation of its obligations to effect a Demand Registration to the extent required by Section
5.02. The Corporation will pay all Registration Expenses in connection with Registrable Securities requested pursuant to this Section 5.03. Notwithstanding the foregoing, the Corporation shall not be obligated to effect more than three Incidental Registrations under this Article 5.

      (b) If a registration pursuant to this Section 5.03 involves an Underwritten Public Offering (other than in the case of an Underwritten Public Offering requested by a Selling Stockholder in a Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 5.02(e) shall apply) and the managing underwriter advises the Corporation that, in its view, the number of shares of Common Stock which the Corporation and the other stockholders intend to include in such registration exceeds the Maximum Offering Size, the Corporation will include in such registration, in the priority listed below, up to the Maximum Offering Size:

            (A) First, if the registration was initiated by other stockholders having rights to require registration of Common Stock by the Corporation, then the Common Stock held by such other stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, as agreed between the Corporation and such other stockholders);

            (B) Second, the Common Stock to be issued by the Corporation in an amount that does cause the offering to exceed the Maximum Offering Size;

            (C) Third, the Common Stock held by the Stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata to such Stockholders on the basis of the number of shares of Common Stock (on a Fully Diluted basis) held by each such Stockholder); and

            (D) Fourth, the Common Stock held by the other stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, as agreed between the Corporation and such other stockholders).

      SECTION 5.04. Holdback Agreements. If any registration of Registrable Securities shall be in connection with an Underwritten Public Offering, each Stockholder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, or any successor provision, under the Securities Act, of any Registrable Securities, and not to effect any such public sale or distribution of any Common Stock or of any stock convertible into or exchangeable or exercisable for any Common Stock (in each case, other than as part of such Underwritten Public Offering) during the seven days prior to the effective date of such registration statement (except as part of such registration) or during the period after such effective date equal to (a) 90 days or such other period as the lead or managing underwriters may permit or request (in the event of any Underwritten Public Offering other than an initial public offering) or
(b) 180 days (in the event of an initial public offering) (such period, the "APPLICABLE HOLDBACK PERIOD"); provided, however, that any release of shares from these restrictions shall be pro rata among all Stockholders unless otherwise permitted by the underwriters and with the consent of the Board, including the WP Designee.

      SECTION 5.05. Registration Procedures. Whenever Stockholders request that any Registrable Securities be registered pursuant to Section 5.02 or 5.03, the Corporation will, subject to the provisions of such Sections, use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

      (a) The Corporation will as promptly as practicable prepare and file with the SEC a registration statement on any form for which the Corporation then qualifies or which counsel for the Corporation shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than 120 days.

      (b) The Corporation will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Stockholder holding Registrable Securities covered by such registration statement and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Corporation will furnish to such Stockholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder.

      (c) After the filing of the registration statement, the Corporation will promptly notify each Stockholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

      (d) The Corporation will use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Stockholder holding such Registrable Securities reasonably (in light of such Stockholder's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation; provided that the Corporation will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

      (e) The Corporation will promptly notify each Stockholder holding such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Stockholder any such supplement or amendment.

      (f) (i) The Stockholders holding a majority of the aggregate Registrable Securities held by all Stockholders will have the right, in their sole discretion, to select an underwriter or underwriters in connection with any Public Offering resulting from the exercise by any Selling Stockholders of a Demand Registration, which underwriter or underwriters may include any Affiliate of any Stockholder and (ii) the Corporation will select an underwriter or underwriters in connection with any other Public Offering. In connection with any Public Offering, the Corporation will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to dispose of Registrable Securities in any such Public Offering, including the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NASD.

      (g) Upon the execution of confidentiality agreements in form and substance satisfactory to the Corporation, the Corporation will make available for inspection by any Stockholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Corporation pursuant to this Section 5.05 and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the "INSPECTORS"), all financial and other records, pertinent corporate documents and properties of the Corporation (collectively, the "RECORDS") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Corporation's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Corporation determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the Common Stock or its Affiliates unless and until such is made generally available to the public. Each Stockholder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the

Corporation and allow the Corporation, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

      (h) The Corporation will use its reasonable best efforts to furnish to the managing underwriter (i) an opinion or opinions of counsel to the Corporation and (ii) a comfort letter or comfort letters from the Corporation's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter reasonably requests.

      (i) The Corporation may require each such Stockholder to promptly furnish in writing to the Corporation such information regarding the distribution of the Registrable Securities as the Corporation may from time to time reasonably request and such other information as may be legally required in connection with such registration.

      (j) Each such Stockholder agrees that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 5.05(e), such Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.05(e), and, if so directed by the Corporation, such Stockholder will deliver to the Corporation all copies, other than any permanent file copies then in such Stockholder's possession, of all prospectuses covering such Registrable Securities at the time of receipt of such notice. In the event that the Corporation shall give such notice, the Corporation shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.05(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.05(e) to the date when the Corporation shall make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 5.05(e).

      SECTION 5.06. Indemnification by the Corporation. The Corporation agrees to indemnify and hold harmless each Stockholder holding Registrable Securities covered by a registration statement, its officers, directors, members and agents, and each person, if any, who controls such Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Corporation shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Corporation by such Stockholder or on such Stockholder's behalf expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such person if it is determined that the Corporation has provided such prospectus and it was the responsibility of such Stockholder to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. The Corporation also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Stockholders provided in this Section 5.06.

      SECTION 5.07. Indemnification by Participating Stockholders. Each Stockholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless (but only to the extent of such Stockholder's net proceeds from the offering) the Corporation, its officers, directors and agents and each Person, if any, who controls the Corporation within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Corporation to such Stockholder, but only (i) with respect to information furnished in writing by such Stockholder or on such Stockholder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in Section 5.06 results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Each such Stockholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Corporation provided in this Section 5.07. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 5 hereof, the Corporation may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

      Section 5.08. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any

Person in respect of which indemnity may be sought pursuant to this Article 5, such Person (an "INDEMNIFIED PARTY") shall promptly notify the Person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if a final judgment for the plaintiff is rendered, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding and does not involve an admission of guilt.

      SECTION 5.09. Contribution. If the indemnification provided for in this
Article 5 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Corporation and the Stockholders holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Corporation and such Stockholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Corporation and such Stockholders on the one hand and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Corporation on the one hand and each such Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Corporation and of each such Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Corporation and such Stockholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Corporation and such Stockholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Corporation and such Stockholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Corporation and such Stockholders or by such underwriters. The relative fault of the Corporation on the one hand and of each such Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      The Corporation and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 5.09 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11
(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each such Stockholder's obligation to contribute pursuant to this Section 5.09 is several in the proportion that the proceeds of the offering received by such Stockholder bears to the total proceeds of the offering received by all such Stockholders and not joint.

      SECTION 5.10. Participation in Public Offering. No Person may participate in any Public Offering hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

      SECTION 5.11. Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Corporation and each Stockholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

      SECTION 5.12. Rule 144 and Form S-3. Commencing as soon as practicable after the IPO, the Corporation shall use its reasonable best efforts to ensure that the conditions to the availability of Rule 144 set forth in paragraph (c) thereof are satisfied.

                                   ARTICLE 6
                                 PURCHASE RIGHT

      SECTION 6.01. Purchase Right. (a) In the event that the Corporation proposes to issue Common Stock, or any securities convertible into Common Stock (other than an issuance of securities (i) issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Corporation approved by the Board, including the WP Designee, (ii) in connection with a direct or indirect acquisition by the Corporation of another company approved by the Board, including the WP Designee or (iii) upon conversion of securities which have previously been subject to this Section) (the "OFFERED SECURITIES"), the Corporation shall give written notice ("PURCHASE RIGHT NOTICE") to each Stockholder holding Common Stock and each Member holding Units offering each an opportunity ("PURCHASE RIGHT") to purchase a portion of the proposed issuance of the Offered Securities on terms and conditions provided below and otherwise proposed by the Corporation. The Purchase Right shall be subject to Section 6.01(c) below.

      The Purchase Right Notice shall specify the terms and conditions relating to such securities to be issued and of the sale of such securities, including the price and the total number of securities to be issued, and the number of such securities which represents such Stockholder's or Member's pro rata portion based on such Stockholder's direct or indirect (through TP LLC or MST LLC) ownership of Common Stock (on a Fully Diluted basis) each Stockholder or Member has the right to purchase.

      (b) Each Stockholder shall have the option for a period of 15 days from the receipt of the Purchase Right Notice (the "ELECTION PERIOD"), to notify the Corporation in writing whether such Stockholder elects to exercise its Purchase Right. Any Stockholder that does not give a written notice to the Corporation within such Election Period shall be deemed to have elected not to exercise its Purchase Right.

      (c) In the event that not all Stockholders exercise their Purchase Rights, the Corporation shall give a second Purchase Right Notice to each Member holding Units offering each such Member a Purchase Right. Each Member shall then have the option for the applicable Election Period to notify the Corporation in writing whether such Member elects to exercise its Purchase Right. Any Member that does not give a written notice to the Corporation within such Election Period shall be deemed to have elected not to exercise its Purchase Right.

      In the event that not all Stockholders or Members exercise their Purchase Rights, each Stockholder or Member who elects to exercise its Purchase Right within the Election Period shall have an additional option ("SECOND PURCHASE RIGHT") to purchase any of the Offered Securities not yet subscribed for in the proportion that its interests bear to all other Stockholders or Members who exercised their Purchase Rights and who desire to acquire such remaining Offered Securities or in such other ratio as may be agreed to by all such Stockholders and Members. In addition, each Stockholder or Member who has exercised the Second Purchase Right may indicate the additional number of Offered Securities it wishes to purchase in the event that less than all remaining Offered Securities are purchased pursuant to the Second Purchase Right, and each Stockholder or Member who indicates such intention shall purchase the remaining Offered Securities; provided, however, that if purchase of more than 100% of the remaining Offered Securities are so indicated, then such purchase shall be in the same ratio that the remaining Offered Securities a Stockholder or Member desires to purchase bears to the total number of remaining Offered Securities which all such other Stockholders or Members desire to purchase. The Second Purchase Right shall be exercisable within a 15-day period following the expiration of the most recent Election Period and shall be exercised by sending a notice to the Corporation

      Each notice by a Stockholder or Member exercising its Purchase Right, when taken together with the Purchase Right Notice, shall constitute a valid, legally binding and enforceable agreement for the purchase of such securities, subject to the Corporation's election pursuant to Section 6.01(c).

      (d) If all of the securities proposed to be issued by the Corporation according to paragraph (a) hereof are not purchased by the Stockholders or Members pursuant to their Purchase Rights in their entirety, the Corporation shall have the right for a period of 180 days after the expiration of Election Period to issue the remaining securities not purchased pursuant to Purchase Rights at a price and on terms no less favorable than those specified in the Purchase Right Notice; provided however, if the proposed purchaser of the Offered Securities will only purchase all or none of the Offered Securities and the Stockholders and Members do not collectively exercise their Purchase Rights for all of the Offered Securities the Corporation may choose not to sell any Offered Securities to the Stockholders or Members but instead to the proposed purchaser.

      (e) Any closing of the purchase of securities pursuant to this Section
6.01 shall be held at the principal office of the Corporation or at such other place as may be agreed upon, on a business day and at a time agreed upon to purchase such securities.

                                   ARTICLE 7
                         TRIGGER EVENT; DRAG-ALONG RIGHT

      SECTION 7.01. Remedies; Voting Agreement for Corporation Sale. From and after the occurrence of a Trigger Event, the Preferred Stockholders shall be entitled to initiate a Corporation Sale by requiring the Corporation to commence an Auction upon the completion of which the Required Preferred Stockholders may elect to require the

Stockholders to vote their Stock to direct the Corporation to consummate such Corporation Sale.

      SECTION 7.02. Drag-Along Right. Each Stockholder hereby agrees, if the Required Preferred Stockholders approve by written consent a Corporation Sale as a result of an Auction after the occurrence of a Trigger Event, to vote its Stock or execute written consents, as the case may be, and take all other necessary action (including causing the Corporation to call a special meeting of stockholders) in order to ensure that the Corporation consummates such Corporation Sale. Each Stockholder further agrees to raise no objection against such approved sale and, if the Corporation Sale is structured as a stock acquisition, to sell a specified percentage (the "DRAG ALONG SALE PERCENTAGE") of its Stock, directly or indirectly, to a Prospective Buyer in the manner and on the terms set forth in this Section 7.02 in connection with such sale. Preferred Stockholders approving such sale shall each be a "PROSPECTIVE SELLING INVESTOR").

      (a) Exercise. If the Required Preferred Stockholders notify the Corporation that they elect to effect a Corporation Sale as a result of an Auction (the "SALE") after a Trigger Event, if the Corporation Sale is structured as a stock acquisition, the Prospective Selling Investors shall furnish a written notice of the Sale (the "DRAG ALONG NOTICE") to each holder of Stock at least thirty (30) days prior to the closing of the Sale. The Drag Along Notice shall set forth the principal terms of the proposed Sale insofar as it relates to such Stock including (i) the number and class of Stock to be acquired from the Prospective Selling Investors, (ii) the Drag Along Sale Percentage,
(iii) the per share consideration to be received in the proposed Sale in accordance with Section 7.02(c), (iv) the name and address of the Prospective Buyer, and (v) the proposed date, time and place of closing of the proposed Sale and procedures for selling the Stock to the Prospective Buyer. If the Prospective Selling Investors consummate the proposed Sale to which reference is made in the Drag Along Notice, each other holder of Stock (each a "PARTICIPATING SELLER", and, together with the Prospective Selling Investors, collectively, the "DRAG ALONG SELLERS") shall be bound and obligated to sell the Drag Along Sale Percentage of his Stock in the proposed Sale on the same terms and conditions, with respect to each Stock sold (subject to Section 7.02(e) in the case of Options), as the Prospective Selling Investors shall sell each of their Preferred Stock in the Sale (subject to Section 7.02(e) in the case of Options). Without limiting the generality of the foregoing, if the Sale is structured as a merger, consolidation or similar business transaction, each Participating Seller will vote or cause to be voted all Stock that he holds or with respect to which he has the power to direct the voting and which he is entitled to vote on such proposed Sale in favor of such proposed Sale and will waive all appraisal and dissenters rights and hereby grants a proxy in favor of the Prospective Selling Investors to vote the Participating Seller's Stock in accordance with this
Section 7.02(a). Each proxy granted above in this Section 7.02(a) is irrevocable, coupled with an interest and shall survive until the expiration of the provisions of this Section 7.02(a). If at the end of the 180th day following the date of the effectiveness of the Drag Along Notice the Prospective Selling Investors have not completed the proposed Sale, the Drag Along Notice shall be null and void, each Participating Seller shall be released from his obligation under the Drag Along Notice and it shall be necessary for a separate Drag

Along Notice to be furnished and the terms and provisions of this Section 7.02 separately complied with, in order to consummate such proposed Sale pursuant to this Section 7.02.

      (b) Certain Legal Requirements. In the event the consideration to be paid in exchange for Stock in a proposed Sale pursuant to Section 7.02(a) includes any securities, and the receipt thereof by a Participating Seller would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or
(ii) the provision to any Drag Along Seller of any information regarding the Corporation, such securities or the issuer thereof, such Participating Seller shall not have the right to sell Stock in such proposed Sale. In such event, the Prospective Selling Investors shall have the right, but not the obligation, to cause to be paid to such Participating Seller in lieu thereof, against surrender of the Stock (in accordance with Section 7.02(g) hereof) which would have otherwise been sold by such Participating Seller to the Prospective Buyer in the proposed Sale, an amount in cash equal to the Fair Market Value of such Stock as of the date such securities would have been issued in exchange for such Stock.

      (c) Consideration. Upon the consummation of a Sale, each Participating Seller shall receive the same proportion of the aggregate consideration from such Sale that such holder would have received if a Liquidation Event had occurred and such aggregate consideration had been distributed by the Corporation upon such Liquidation Event as set forth in the Charter and if any Participating Sellers are given an option as to the form and amount of consideration to be received, all Participating Sellers will be given the same option.

      (d) Further Assurances. Each Participating Seller, whether in his capacity as a Participating Seller, stockholder, officer or director of the Corporation, or otherwise, shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate each Sale pursuant to Section 7.02(a) and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Prospective Selling Investors and the Prospective Buyer; provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Investors to which such Prospective Selling Investors will also be party, including, without limitation, agreements to (i)
(A) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Stock and the power, authority and legal right to Transfer such Stock and the absence of any Adverse Claim with respect to such Stock and (B) be liable without limitation as to such representations, warranties, covenants and other agreements and (ii) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Corporation and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (ii) or other indemnification liability in connection with any Sale of Stock shall be several and not joint and several and shall be apportioned among the parties in proportion to the amount of consideration received by each party in reverse order of the seniority provided for in the liquidation provisions of the Charter and, in any event, shall be limited to the consideration received by such party pursuant to the Sale.

      (e) Sale Process. The Required Preferred Shareholders shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Corporation Sale and the terms and conditions thereof. No Prospective Selling Investor or any Affiliate of any Prospective Selling Investor shall have any liability to any other holder of Stock arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Corporation Sale except to the extent such Prospective Selling Investor shall have failed to comply with the provisions of this Section 7.02.

      (f) Treatment of Options. Each Participating Seller agrees that to the extent he includes Options in any Sale of Stock pursuant to Section 7.02, he shall be deemed to have exercised, converted or exchanged such Options immediately prior to the closing of such Sale to the extent necessary to sell Common Stock to the Prospective Buyer, except to the extent permitted under the terms of any such Option and agreed by the Prospective Buyer. If any Participating Seller shall sell Options in any Sale pursuant to Section 7.02, such Participating Seller shall receive in exchange for such Options consideration equal to the amount (if greater than zero) determined by multiplying (a) the purchase price per share of Common Stock received from the Prospective Buyer in such Sale less the exercise price, if any, per share of such Option by (b) the number of shares of Common Stock issuable upon exercise of such Option (to the extent exercisable at the time of such Sale), subject to reduction for any tax or other amounts required to be withheld under applicable law.

      (g) Expenses. All reasonable costs and expenses incurred by the Prospective Selling Investors or the Corporation in connection with any proposed Sale pursuant to this Section 7.02 (whether or not consummated), including without limitation all attorneys fees and expenses, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Corporation. The reasonable fees and expenses of a single legal counsel representing any or all of the other Drag Along Sellers in connection with any proposed Sale pursuant to this Section 7.02 (whether or not consummated) shall be paid by the Corporation. Any other costs and expenses incurred by or on behalf of any or all of the other Drag Along Seller in connection with any proposed Sale pursuant to this Section 7.02 (whether or not consummated) shall be borne by such Drag Along Seller(s).

      (h) Closing. The closing of a Sale to which Section 7.02 applies shall take place at such time and place as the Prospective Selling Investors shall specify by notice to each Participating Seller. At the closing of such Sale, each Participating Seller shall deliver the certificates evidencing the Stock to be sold by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

                                   ARTICLE 8
                                 MISCELLANEOUS

      SECTION 8.01. Remedies. Each party hereto acknowledges that it would be impossible to measure the damages that would be suffered by the other parties if such party fails to comply with the covenants set forth in this Agreement and that, in the event of any such failure, the other parties will not have an adequate remedy at law. Each party shall, therefore, be entitled in addition to any other rights and remedies to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available without having to post a bond. No party shall assert, as a defense to any proceeding for such equitable relief, that the other parties have an adequate remedy at law.

      SECTION 8.02. Binding Effect; Benefit. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, shall confer. on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      SECTION 8.03. Assignability. This Agreement shall not be assignable by any party hereto.

      SECTION 8.04. Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

      SECTION 8.05. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

      SECTION 8.06. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be part of or control or affect the meaning hereof.

      SECTION 8.07. Severability. To the extent possible, each provision of this Agreement shall be interpreted in a manner as to be valid, legal and enforceable. Any determination that any provision of this Agreement or any application thereof is invalid, illegal or unenforceable in any respect or in any instance shall be effective only to the extent of such invalidity, illegality or unenforceability and shall not affect the validity, legality or enforceability of any other provision of this Agreement.

      SECTION 8.08. Amendments. This Agreement may be amended at any time only by an instrument in writing executed by the Corporation with the approval of (i) the Board, (ii) Stockholders holding at least 66 2/3% of the outstanding Common Stock, and (iii) the Required Preferred Stockholders.

      SECTION 8.09. Governing Law; Submission to Jurisdiction. (a) This Agreement shall be subject to, governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any conflicts or choice of law provisions that would make applicable the substantive laws of any other jurisdiction. Each of the parties hereto agrees (1) that this Agreement involves at least $ 100,000 and (2) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. Section 2708.

      (b) Each party hereby irrevocably and unconditionally agrees (1) to be subject to the jurisdiction of the courts of the State of Delaware and the federal courts sitting in the State of Delaware or in the County of New York in the State of New York, and (2) to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service, and that service made pursuant to (2) above shall have the same legal force and effect as if served upon said party personally within the State of Delaware.

      SECTION 8.10. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereto.

      SECTION 8.11. Counterparts; Third Party Beneficiaries. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed to be an original, but all of which shall be and constitute one and the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 8.12. Notices. All notices, demands, solicitations of consent or approval, and other communications made pursuant hereto or pursuant to any other agreement among the parties, unless otherwise specified, shall be in writing and shall be deemed to have been given and received by the recipient at the address set forth on the signature page on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, demand, solicitation of consent or approval or other communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

      Any such notice, demand, solicitation of consent or approval or other communication may be sent by fax transmission to the recipient at the fax number set forth on the signature page and shall be deemed to have been received when the sender receives a confirmation of transmission.

      Any Person who becomes a Stockholder shall provide its address and fax number to the Corporation, which shall promptly provide such information to each other Stockholder.

      SECTION 8.13. Interpretation. When a reference is made in this Agreement to Section or Exhibit, such reference will be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms used in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to any person are also to its permitted successors and assigns.

      SECTION 8.14. Termination. All of the provisions of this Agreement relating to the rights and obligations of Preferred Stockholders shall terminate upon the redemption or liquidation of the Preferred Stock in accordance with the Charter. All other provisions of this Agreement shall terminate upon an IPO except Articles 4, 5 and 8. Article 5 shall terminate when the Corporation shall have satisfied its obligations to effect the Demand Registrations and Incidental Registrations provided for therein.

            [the remainder of this page is intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       TEKNI-PLEX, INC.
                                       201 Industrial Parkway
                                       Somerville, NJ  08876
                                       Facsimile number:  (908) 722-4736

                                       By:
                                           ---------------------------------
                                           Name:  Dr. F. Patrick Smith
                                           Title:  Chief Executive Officer

                     SIGNATURE PAGE TO INVESTORS' AGREEMENT

                                       TEKNI-PLEX PARTNERS LLC
                                       201 Industrial Parkway
                                       Somerville, NJ  08876
                                       Facsimile number:  (908) 722-4736

                                       By: TEKNI-PLEX MANAGEMENT, LLC
                                           its Manager

                                       By:
                                           ---------------------------------
                                           Name:  Dr. F. Patrick Smith
                                           Title:  Authorized Person

                                       MST/TP PARTNERS LLC
                                       201 Industrial Parkway
                                       Somerville, NJ  08876
                                       Facsimile number:  (908) 722-4736

                                       By: TEKNI-PLEX MANAGEMENT LLC,
                                            its Manager

                                       By:
                                           ---------------------------------
                                           Name:  Dr. F. Patrick Smith
                                           Title:  Authorized Person

                                       TEKNI-PLEX MANAGEMENT LLC
                                       c/o Dr. F. Patrick Smith
                                       Tekni-Plex, Inc.
                                       201 Industrial Parkway
                                       Somerville, NJ  08876
                                       Facsimile Number: (908) 722-4736

                                       By:
                                           ---------------------------------
                                           Name:  Dr. F. Patrick Smith
                                           Title:  Authorized Person

                     SIGNATURE PAGE TO INVESTORS' AGREEMENT

                                       -------------------------------------
                                       DR. F. PATRICK SMITH
                                       c/o Tekni-Plex, Inc.
                                       201 Industrial Parkway
                                       Somerville, NJ  08876
                                       Facsimile Number: (908) 722-4736

                     SIGNATURE PAGE TO INVESTORS' AGREEMENT

                                       -------------------------------------
                                       MICHAEL F. CRONIN
                                       c/o Weston Presidio Capital
                                       200 Clarendon Street, 50th Floor
                                       Boston, MA  02116
                                       Facsimile:  617-988-2515

                     SIGNATURE PAGE TO INVESTORS' AGREEMENT

                                       WESTON PRESIDIO CAPITAL IV, L.P.
                                       200 Clarendon Street, 50th Floor
                                       Boston, MA 02116
                                       Facsimile Number: (617) 988-2515

                                       By: WESTON PRESIDIO CAPITAL
                                           MANAGEMENT IV, L.L.C.,
                                              its General Partner

                                       By:
                                           ---------------------------------
                                              Name:    Michael F. Cronin
                                              Title:   Managing Member

                     SIGNATURE PAGE TO INVESTORS' AGREEMENT